                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C 20549

                                     SCHEDULE 13G

                      UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                  (AMENDMENT NO. 9)*



                                  PERCEPTRONICS, INC.
------------------------------------------------------------------------------
                                   (Name of Issuer)



                                     COMMON STOCK
------------------------------------------------------------------------------
                            (Title of Class of Securities)



                                      713611-10-1
                      ----------------------------------------------
                                    (CUSIP Number)



*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 713611-10-1
         ----------------


1.   NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          GERSHON WELTMAN


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.
                                                          (a) / /
                                                          (b) / /

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.


   NUMBER OF        5.   SOLE VOTING POWER:  404,845
    SHARES
 BENEFICIALLY       6.   SHARED VOTING POWER:  -0-
   OWNED BY
EACH REPORTING      7.   SOLE DISPOSITIVE POWER:  398,011
  PERSON WITH
                    8.   SHARED DISPOSITIVE POWER:  6,834


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          404,845


10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                              / /


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.76%

12.  TYPE OF REPORTING PERSON

                    IN

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Item 1(a)      NAME OF ISSUER: Perceptronics, Inc.

Item 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               21010 Erwin Street
               Woodland Hills, California 91367

Item 2(a)      NAME OF PERSON FILING:  Gershon Weltman

Item 2(b)      ADDRESS OF PRINCIPAL OFFICE:  21010 Erwin Street
                                             Woodland Hills, CA  91367
Item 2(c)      CITIZENSHIP:  U.S.A.

Item 2(d)      TITLE OF CLASS OF SECURITIES:  Common Stock

Item 2(e)      CUSIP NUMBER: 713611-10-1

Item 3         STATEMENT FILED PURSUANT TO RULES 13d-1(b) OR
               13-2(b):  Not Applicable

Item 4(a)      AMOUNT BENEFICIALLY OWNED:   404,845 shares, including 151,500
               shares underlying exercisable options and 6,834 shares held as trustee of the Perceptronics, Inc. 401(K) Plan as to which beneficial ownership is disclaimed.

Item 4(b)      PERCENT OF CLASS:  8.76%

Item 4(c)   NUMBER OF SHARES AS TO WHICH REPORTING PERSON HAS:
           (i) sole power to vote or to direct the vote: 404,845
          (ii) shared power to vote or to direct the vote: -0-
         (iii) sole power to dispose or to direct the disposition of: 398,011
          (iv) shared power to dispose or to direct the disposition of: 6,834

Item 5         OWNERSHIP OF 5% OR LESS OF CLASS:  Not Applicable

Item 6         OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON:  Not
               Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:  Not Applicable

Item 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:  Not
               Applicable

Item 9         NOTICE OF DISSOLUTION OF GROUP:  Not Applicable

Item 10        CERTIFICATION:  Not Applicable

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 5, 1998           /s/ Gershon Weltman
                                   -------------------------------------------
                                   Gershon Weltman